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                                                                       EXHIBIT 5






                                   November 6, 1996


Buffets, Inc.
10260 Viking Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 1,894,473 shares of Common Stock, par value $.01 per share, of Buffets, Inc. (the "Company"), pursuant to the HomeTown Buffet, Inc. 1991 Stock Option Plan (the "Plan"), certain option agreements covering options granted by HomeTown outside of the Plan (the "Option Agreements") and the Agreement and Plan of Merger dated
June 3, 1996 among the Company, HomeTown Buffet, Inc. ("HomeTown") and Country Delaware, Inc. (the "Merger Agreement"), we have examined such corporate records and other documents, including the Plan, the Option Agreements and the Merger Agreement, and have reviewed such matters of law, as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock by the Company, and that, when issued and sold as contemplated in the Plan, or the Option Agreements, as applicable, and the Merger Agreement, such shares will be legally issued, fully paid and non-assessable under the current laws of the State of Minnesota.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                /s/  Faegre & Benson LLP
                              ---------------------------

                                   FAEGRE & BENSON LLP